Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 22, 2024
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS IMPROVED FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2024

Porterville, Calif. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and six-month periods ended June 30, 2024. Sierra Bancorp reported consolidated net income of $10.3 million, or $0.71 per diluted share, for the second quarter of 2024, compared to $9.9 million, or $0.67 per diluted share, in the second quarter of 2023. On a linked-quarter (three months ended March 31, 2024) basis, the Company reported an increase of $0.9 million, or 10%, in net income.

Highlights for the second quarter of 2024:

●	Improved Earnings
o	Diluted Earnings per Share increased 11%, or $0.07, from the prior linked quarter.
o	Increased Return on Average Assets to 1.14%, from 1.06%, in the prior linked quarter.
o	Higher Return on Average Equity of 11.95%, compared to 11.09%, in the prior linked quarter.
o	Improved net interest income by $1.5 million, or 5%, as compared to the prior linked quarter.
o	Net interest margin grew by 7 basis points from the prior linked quarter to 3.69%.

●	Strong Asset Quality
o	Total Nonperforming Loans to total gross loans declined 56% to 0.29% at June 30, 2024.
o	No foreclosed assets at June 30, 2024.
o	Regulatory Commercial Real Estate concentration ratio of 241%, and a 10% decline in total commercial real estate loan balances the past three years.
o	No non-owner occupied commercial real estate loans are on nonaccrual status as of June 30, 2024.
o	Delinquencies remained low at 0.14% of total loans.

●	Asset and Deposit Growth
o	Total assets increased $128.1 million, or 14% annualized, during the quarter, to $3.7 billion.
o	Loan growth of $77.7 million, or 14% annualized, during the quarter, to $2.2 billion.
o	Total deposits increased by $95.4 million, or 13% annualized, during the quarter, to $2.9 billion.
o	Noninterest-bearing deposits of $986.9 million at June 30, 2024, represent 34% of total deposits.

●	Solid Capital and Liquidity
o	Increased Tangible Book Value (non-GAAP) per share by 3%, to $22.24 per share during the quarter.
o	Repurchased 178,168 shares of stock during the quarter.
o	Raised dividend by $0.01 for the quarter to $0.24 per share, payable on August 15, 2024.
o	Strong regulatory Community Bank Leverage Ratio of 11.6%, at June 30, 2024, for our subsidiary Bank.
o	Tangible Common Equity Ratio (non-GAAP) of 8.8%, at June 30, 2024, on a consolidated basis.
o	Overall primary and secondary liquidity sources of $2.5 billion at June 30, 2024.

Sierra Bancorp Financial Results

July 22, 2024

“In any team sport, the best teams have consistency and chemistry.” Roger Staubach

“We are excited to share our strong second quarter results! The solid improvements achieved in the past two quarters demonstrate our balanced commitment to both our communities and shareholders as we complement growth with a focus on balance sheet strategy in a challenging interest rate environment,” stated Kevin McPhaill, CEO and President. “Our expanding and diversified banking teams continue to strengthen existing customer relationships while also bringing new relationships to the Bank. We are proud of our results for the first half of 2024 and believe that building this foundation will enable us to continue providing both exemplary service to our customers and strong and consistent returns for our shareholders,” concluded Mr. McPhaill.

For the first six months of 2024, the Company recognized net income of $19.6 million, or $1.35 per diluted share, as compared to $18.7 million, or $1.26 per diluted share, for the same period in 2023, a 5% increase. The Company's improved financial performance metrics for the first half of 2024 include a return on average assets of 1.10%, and net interest margin of 3.66%, as compared to a return on average assets of 1.02%, and a net interest margin of 3.43% for the same period in 2023.

Quarterly Income Changes (comparisons to the second quarter of 2023)

●	Net income increased by $0.3 million, or 3%, to $10.3 million due to higher net interest income and lower noninterest expenses partially offset by an increase in the provision for credit losses, and lower noninterest income.
●	The $1.9 million, or 7%, increase in net interest income was driven by a 30 basis points increase in net interest margin. A $180.9 million decrease in other borrowed funds due to the bond sale and restructuring in early 2024 along with higher loan yields were the primary drivers of the net interest margin increase.
●	Noninterest income decreased $0.4 million, primarily from nonrecurring gains on the sale of investments in the second quarter of 2023.
●	Noninterest expense improved due to a strategic internal reorganization in the fourth quarter of 2023 which optimized our team structure, and better aligned our resources and processes.

Linked Quarter Income Changes (comparisons to the three months ended March 31, 2024)

●	Net income improved by $0.9 million, or 10%, driven mostly by a $1.5 million increase in net interest income partially offset by a $0.8 million increase in the provision for credit losses. Net nonrecurring gains in the first quarter of 2024 were more than offset by lower noninterest expenses in the second quarter of 2024.
●	Net interest income increased by $1.5 million, due to higher average earnings assets coupled with a 7 basis points increase in net interest margin for the same reasons listed in the quarterly comparison above.
●	Noninterest income was down $1.0 million, due mostly to the first quarter of 2024 including a gain on the sale/ leaseback of two bank-owned branch buildings partially offset by the loss on the sale of bonds from a balance sheet restructure.
●	Noninterest expense was down $1.8 million, mostly from salary expense decreases from the strategic reduction in force in 2023. These operational efficiencies were partially offset by higher occupancy costs resulting from the sale/leaseback of owned branch locations in the previous two quarters. Lower directors deferred compensation expense discussed in further detail below, mitigated some of the higher occupancy costs.

Sierra Bancorp Financial Results

July 22, 2024

Year-to-Date Income Changes (comparisons to the first six-months of 2023)

●	Net income increased by $0.9 million, or 5%, due mostly to higher net interest income primarily resulting from a decrease in higher cost borrowed funds partially offset by an increase in the provision for credit losses, and an increase in occupancy expenses from the sale/leaseback in late 2023.
●	The provision for credit losses on loans was $1.0 million, an increase of $0.7 million, due to higher net charge-offs.
●	Net interest income increased by $2.4 million, or 4%, due mostly to an increase in interest income and a decrease in higher cost borrowed funds.
●	Noninterest income increased $1.6 million, or 11%, primarily from an increase in service charges on deposit accounts, and a $0.9 million positive variance in BOLI income tied to our nonqualified deferred compensation plan.

Balance Sheet Changes (comparisons to December 31, 2023)

●	Total assets decreased 1%, or $48.6 million, due primarily to the strategic restructuring of our lower-yielding bond portfolio in the first quarter of 2024, mostly offset by increases in loan balances.
●	Gross loans increased $144.5 million, or 7%, due to a $158.1 million increase in mortgage warehouse loans, and a $13.5 million increase in farmland loans, partially offset by smaller declines in other categories. Specifically, there was a $27.0 million decrease in non-agricultural real estate loans, a $0.4 million increase in other commercial loans, and a $0.5 million reduction in consumer loans. In addition to strong favorable growth in mortgage warehouse, new credit extended, including new fundings on non-mortgage warehouse lines of credit, was $75.3 million year to date in 2024 vs $89.6 million year to date in 2023.
●	Deposits increased by $181.2 million, or 7%. The growth in deposits came primarily from brokered deposits, as overall customer deposits decreased $30.4 million. Brokered deposits added in 2024 were one year or less and are used to fund increases in mortgage warehouse balances in 2024.
●	Other interest-bearing liabilities decreased $239.6 million mostly from a decrease in overnight borrowings facilitated by the strategic balance sheet restructuring in the first quarter of 2024.

Sierra Bancorp Financial Results

July 22, 2024

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			six months ended
	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Net income	$10,263	$9,330	$9,919	$19,593	$18,670
Diluted earnings per share	$0.71	$0.64	$0.67	$1.35	$1.26
Return on average assets	1.14%	1.06%	1.07%	1.10%	1.02%
Return on average equity	11.95%	11.09%	13.06%	11.52%	12.30%

Net interest margin (tax-equivalent) (1)	3.69%	3.62%	3.39%	3.66%	3.43%
Yield on average loans	5.16%	4.89%	4.74%	5.03%	4.62%
Yield on investments	5.58%	5.59%	5.02%	5.57%	4.88%
Cost of average total deposits	1.53%	1.38%	1.09%	1.46%	0.96%
Cost of funds	1.67%	1.58%	1.50%	1.62%	1.32%
Efficiency ratio (tax-equivalent) (1) (2)	59.15%	65.97%	62.27%	62.51%	63.53%

Total assets	$3,681,202	$3,553,072	$3,762,461	$3,681,202	$3,762,461
Loans net of deferred fees	$2,234,816	$2,157,078	$2,094,464	$2,234,816	$2,094,464
Noninterest demand deposits	$986,927	$968,996	$1,066,498	$986,927	$1,066,498
Total deposits	$2,942,410	$2,847,004	$2,918,759	$2,942,410	$2,918,759
Noninterest-bearing deposits over total deposits	33.5%	34.0%	36.5%	33.5%	36.5%

Shareholders' equity / total assets	9.5%	9.7%	8.2%	9.5%	8.2%
Tangible common equity ratio (2)	8.8%	9.0%	7.5%	8.8%	7.5%
Book value per share	$24.19	$23.56	$20.90	$24.19	$20.90
Tangible book value per share (2)	$22.24	$21.61	$18.93	$22.24	$18.93
Community bank leverage ratio	11.6%	11.6%	10.8%	11.6%	10.8%
Tangible common equity ratio (bank only) (2)	10.6%	10.6%	9.3%	10.6%	9.3%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.2 million for the second quarter of 2024, a $1.9 million increase, or 7% over the second quarter of 2023. This increase in interest income for the quarterly comparison was due primarily to an increase in interest income on loans for $4.2 million, augmented by a $0.8 million decrease in interest expense due to the reduction in borrowed funds facilitated by a balance sheet restructuring, partially offset by a related decline in interest income on investments of $1.6 million, or 10%, due to the sale of low yielding investments.

For the second quarter of 2024, although the balance of average interest-earning assets was $106.2 million lower, the yield was 71 basis points higher as compared to the same period in 2023. There was a 23 basis point increase in the cost of our interest-bearing liabilities for the same period, which offset some of the higher yields on the asset side.

Net interest income for the comparative year-to-date periods increased $2.4 million, due to the strategic decision to change the mix on interest earning assets, selling off lower yielding bonds in the fourth quarter of 2023, and first quarter of 2024, moderated by an increase in interest rates paid on interest-bearing liabilities. There was a $112.5 million, or 6%, increase in average loan and lease balances yielding 41 basis points higher for the same period, while average investment balances decreased $229.1 million, yielding 69 basis points higher for the same period. Average interest-bearing liabilities decreased $83.7 million, mostly in borrowed funds. The cost of interest-bearing liabilities was 41 basis points higher for the

Sierra Bancorp Financial Results

July 22, 2024

comparative periods. The favorable net impact of the mix and rate change was a 23 basis point increase in our net interest margin for the six-months ending June 30, 2024 as compared to the same period in 2023.

At June 30, 2024, approximately 27% of the Bank’s loan portfolio is scheduled to mature or reprice within twelve months and an additional 11% could reprice within three years. In addition, approximately $519.9 million, or 50.5%, of the securities portfolio consists of floating rate bonds that reprice quarterly. Office commercial real estate loans generally have an adjustable rate, with most rate adjustments occurring beyond two years. During the next 24 months, we have 36 office commercial real estate loans totaling $46.7 million with scheduled interest rate resets. Additionally, there are three office commercial real estate loans totaling $3.3 million that will mature during the same time frame. The Bank’s practice is to make commercial real estate loans with an “at origination” loan-to-value of 65% or lower.

Interest expense was $13.3 million for the second quarter of 2024, an increase of $0.8 million, relative to the second quarter of 2023. For the first six months of 2024, compared to the first six months of 2023, interest expense increased $3.7 million, to $25.6 million. The increase in interest expense is primarily attributable to an increase in interest rates paid on certain time deposits, and a shift in deposits to higher interest rate accounts partially offset by lower balances on other borrowings. There was an unfavorable shift in the deposit mix in the second quarter of 2024 as compared to the same period in 2023 due to increased demand from customers for higher rates. Higher cost customer time deposits increased by $23.0 million, and wholesale brokered deposits increased by $129.3 million, while lower cost and noninterest bearing deposits decreased by $181.4 million. A $128.9 million decrease in borrowed funds mitigated some of the unfavorable shift for the quarterly comparison. For the first half of 2024, as compared to the same period in 2023, customer time deposits increased $61.6 million, and wholesale brokered deposits increased $85.9 million, while borrowed funds decreased $88.7 million, and other deposits decreased $218.7 million.

Our net interest margin was 3.69% for the second quarter of 2024, as compared to 3.62% for the linked quarter and 3.39% for the second quarter of 2023. While the yield of interest-earning assets increased 16 basis points for the second quarter of 2024 as compared to the linked quarter, the cost of interest-bearing liabilities increased 10 basis points for the same period of comparison. The average balance of interest-earning assets increased $86.9 million for the linked quarter, while the increase in interest-bearing liabilities was $93.3 million for the same period. The decrease in higher cost borrowed funds over the increase in yield on interest-earning assets improved the net interest margin in the second quarter of 2024 over the same period in 2023, and for the linked quarters.

Provision for Credit Losses

The provision for credit losses on loans was $0.9 million for the second quarter of 2024, as compared to a $0.1 million provision for credit losses related to loans in the second quarter of 2023. There was a year-to-date provision for credit losses on loans of $1.0 million in 2024, as compared to $0.3 million for the same period in 2023. The Company's $0.8 million increase in the provision for credit losses on loans in the second quarter of 2024, as compared to the second quarter of 2023, and the $0.7 million year to date increase in the provision for credit losses on loans, compared to the same period in 2023, was primarily due to the impact of $2.9 million in net charge-offs in the first six months of 2024, with only $0.4 million in net charge-offs for the first six months of 2023. The increase in net charge-offs in the second quarter of 2023 was primarily related to a single office building, which was subsequently foreclosed upon and sold.

There was a benefit for credit losses on unfunded commitments for $0.02 million in the second quarter of 2024, and $0.01 million for the first six months of 2024, as compared to a $0.01 million benefit for credit losses in the second quarter of 2023 and a $0.1 million benefit for credit losses in the first six months of 2023.

The Company did not record a provision for credit losses on available-for-sale debt securities. Although there were debt securities in an unrealized loss position, the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Sierra Bancorp Financial Results

July 22, 2024

Noninterest Income

Total noninterest income decreased by $0.4 million, or 5%, for the quarter ended June 30, 2024, as compared to the same quarter in 2023 and increased $1.6 million, or 11%, for the comparable year-to-date periods. The quarterly comparison decrease primarily resulted from a $0.4 million non-recurring bond sale gain in 2023. The year-to-date increase reflects a $2.9 million loss on the sale of investment securities in 2024, offset by a $3.8 million gain on the sale/leaseback of bank owned branch locations. There were $0.5 million in life insurance proceeds in 2023, with no like amount in 2024. These favorable variances to the year-to-date comparisons were augmented by a $1.2 million increase in the value of separate account corporate-owned life insurance assets tied to non-qualified deferred compensation plans.

The Company maintains a non-qualified deferred compensation plan for officers and directors, which allows the participant to defer a portion of their earnings tax-free. Participants are allowed to choose different hypothetical investment alternatives to determine their individualized return on their deferred compensation. The Company has chosen to offset the cost of this liability with a Corporate Owned Life Insurance Policy (“COLI”) which is funded based on deferral elections from the participants. Although the COLI is not directly tied to the deferred compensation plan, the COLI is invested in similar fund types as those selected by the participants. There is some inefficiency in net earnings of the COLI asset as compared to the deferred compensation liability created by the cost of insurance, differences in balances, and differences in individual fund performance. During the second quarter, and first six-months of 2024, earnings from the COLI was $0.3 million, and $1.3 million, respectively, while additional expense from the related deferred compensation liability was $0.3 million, and $1.4 million, respectively. Most of such expense is reported as Professional Fees under Directors Fees as such expense is related to deferral of past directors’ fees. Specifically, $0.3 million for the quarterly comparison, and $1.2 million for the year-to-date comparison, respectively, is reflected as directors’ fees as part of the overall Professional Fees expense line item. The tax benefit of having tax-free earnings with tax-deductible expense was $0.2 million during the second quarter of 2024, and $0.8 million for the first six-months of 2024.

Service charges on customer deposit account income decreased by $0.5 million, or 9%, to $6.2 million in the second quarter of 2024, as compared to the second quarter of 2023, and $0.8 million higher, or 8%, in the first six months of 2024, as compared to the same period in 2023. These increases in the quarterly and year-to-date comparisons are primarily a result of higher interchange and ATM fees, along with increased service charges on analysis accounts.

Noninterest Expense

Total noninterest expense favorably declined by $0.3 million, or 1%, in the second quarter of 2024, relative to the second quarter of 2023, but increased by $1.3 million, or 3%, in the first six months of 2024, as compared to the first six months of 2023.

Salaries and Benefits were $0.1 million, or 1%, lower in the second quarter of 2024, as compared to the second quarter of 2023, and were $0.3 million, or 1%, higher for the first six months of 2024, compared to the same period in 2023. The reason for the decrease in the quarterly comparison is due to a strategic decision to improve operational efficiencies. The increase in the year-over-year comparison is primarily due to increases related to annual performance evaluations. Overall full-time equivalent employees were 501 at June 30, 2024, as compared to 489 at December 31, 2023, and 502 at June 30, 2023. Included in full-time equivalent employees at June 30, 2024, were 18 summer interns and temporary employees.

Occupancy expenses increased by $0.7 million, and $1.4 million for the second quarter, and the first half of 2024 as compared to the same periods in 2023. The reason for the increases in both comparisons is due to increased rent expense from the sale/leaseback transactions in the fourth quarter of 2023, and first quarter of 2024.

Other noninterest expense decreased $0.9 million, or 11%, for the second quarter 2024, as compared to the second quarter in 2023, and decreased $0.4 million, or 3%, for the first half of 2024, as compared to the same period in 2023. FDIC assessment costs decreased by $0.2 million for the quarterly comparisons but were flat for the year-to-date comparison. Deferred compensation expense for directors decreased $0.1 million for the quarterly comparison but increased $0.9 million for the year-to-date comparison, which is linked to the changes in life insurance income as described in detail above. There were decreases in debit card processing and ATM network costs of $0.6 million for both the quarterly and

Sierra Bancorp Financial Results

July 22, 2024

year-to-date comparisons due to a branding change from Mastercard to Visa and the subsequent conversion costs related to that change. Additionally, we incurred a $0.3 million loss that is reflected in noninterest expense during the second quarter of 2023, with no such like event in 2024. For the year-to-date comparison there was also elevated foreclosed assets costs for the first half of 2023, as compared to the same period in 2024, due to the foreclosure and subsequent sale of one large credit in the first quarter of 2023.

The Company's effective tax rate was 27.8% of pre-tax income in the second quarter of 2024, relative to 26.2% in the second quarter of 2023, and 27.1% of pre-tax income for the first half of 2024 relative to 25.0% for the same period in 2023. The increase in effective tax rate for both the quarterly and year-to-date comparisons is due to the tax credits and tax-exempt income representing a smaller percentage of total taxable income.

Balance Sheet Summary

The $48.6 million, or 1%, decrease in total assets during the first half of 2024, is primarily a result of a $326.4 million decrease in investment securities, from the sale of bonds from the strategic securities transaction, partially offset by a $144.5 million increase in gross loans and a $105.4 million increase in cash on hand.

The increase in gross loan balances as compared to December 31, 2023, was primarily a result of organic increases of $13.5 million in farmland loans, and a favorable change of $158.1 million in mortgage warehouse balances. Counterbalancing these positive variances were loan paydowns and maturities resulting in net declines in many categories even with higher loan production. In particular, there was a $27.0 million net decrease in non-agricultural real estate loans.

As indicated in the loan rollforward table below, new credit extended for the second quarter of 2024, increased $5.3 million over the linked quarter to $40.3 million and increased $3.3 million over the same period in 2023. Organic loan growth has been languid due to competitive pressures in our market and lower loan demand in the current interest rate environment. We also had $22.7 million in loan paydowns and maturities, a $10.4 million decline in line of credit utilization, offset by an increase of $70.5 million in mortgage warehouse line utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Gross loans beginning balance	$2,156,864	$2,090,075	$2,033,968	$2,090,075	$2,052,940
New credit extended	40,313	34,966	37,030	75,279	89,639
Changes in line of credit utilization (1)	(10,412)	(24,928)	6,622	(35,340)	(19,168)
Change in mortgage warehouse	70,498	87,562	42,145	158,060	45,178
Pay-downs, maturities, charge-offs and amortization	(22,735)	(30,811)	(25,374)	(53,546)	(74,198)
Gross loans ending balance	$2,234,528	$2,156,864	$2,094,391	2,234,528	2,094,391

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $247.1 million at June 30, 2024, compared to $203.6 million at December 31, 2023. Total line utilization, excluding mortgage warehouse and overdraft lines, was 57% at June 30, 2024, and 62% at December 31, 2023. Mortgage warehouse utilization increased to 54% at June 30, 2024, as compared to 36% at December 31, 2023. Total mortgage warehouse commitments increased by $96.5 million and $186.0 million for the three-and-six month periods ending June 30, 2024, respectively.

Deposit balances reflect growth of $181.2 million, or 7%, during the first six months of 2024. Core non-maturity deposits decreased by $41.4 million, or 2%, while customer time deposits increased by $11.0 million, or 2%. Wholesale brokered deposits increased by $211.6 million primarily to fund the growth in mortgage warehouse loans. Overall noninterest-bearing deposits as a percent of total deposits at June 30, 2024, decreased to 33.5%, as compared to 37.0% at December 31, 2023, and 36.5% at June 30, 2023. Other interest-bearing liabilities of $228.0 million on June 30, 2024, consisted of,

Sierra Bancorp Financial Results

July 22, 2024

$80.0 million in term FHLB advances, $148.0 million in customer repurchase agreements, and $35.7 million in trust preferred securities.

Overall uninsured deposits are estimated to be approximately $805.4 million, or 27% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $225 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At June 30, 2023, the Company had approximately 121,000 accounts and the 25 largest deposit balance customers had balances of approximately 14% of overall deposits. During the second quarter of 2024, except for seasonality fluctuations in the normal course of business, there has been no material change in the composition of our 25 largest deposit balance customers.

The Company continues to have substantial liquidity which is managed daily. At June 30, 2024, and December 31, 2023, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	June 30, 2024	December 31, 2023
Cash and cash equivalents	$183,990	$78,602
Unpledged investment securities	533,799	792,965
Excess pledged securities	272,869	382,965
FHLB borrowing availability	672,300	586,726
Unsecured lines of credit	504,785	374,785
Funds available through fed discount window	348,444	392,034
Totals	$2,516,187	$2,608,077

Total capital of $350.0 million at June 30, 2024, reflects an increase of $11.9 million, or 4%, relative to year-end 2023. The increase in equity during the first half of 2024 was due to the addition of $19.6 million in net income, a $5.3 million favorable swing in accumulated other comprehensive income/loss due principally to changes in investment securities’ fair value, $7.1 million in share repurchases and net of $6.7 million in dividends paid. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the quarter.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, decreased by $1.5 million to $6.5 million for the first half of 2024. The Company's ratio of nonperforming loans to gross loans decreased to 0.29% at June 30, 2024, from 0.38% at December 31, 2023. The decrease resulted from a decrease in non-accrual loan balances. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate.

The Company's allowance for credit losses on loans was $21.6 million at June 30, 2024, as compared to $23.5 million at December 31, 2023. The decreased allowance for credit losses on loans was primarily due to a $1.5 million reduction in the allowance on loans individually evaluated for expected credit losses.

The allowance was 0.97% of gross loans at June 30, 2024, and 1.12% of gross loans at December 31, 2023, and 1.10% of gross loans at June 30, 2023. Management's detailed analysis indicates that the Company's allowance for credit losses on loans should be sufficient to cover credit losses for the life of the loans outstanding as of June 30, 2024, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance. The Company calculates the allowance for credit losses using a combination of quantitative and qualitative factors by call report category. The largest increase in loan balances was from mortgage warehouse lines which has the lowest allowance for credit losses at 0.25%. Therefore, at June 30, 2024, approximately $0.7 million of the allowance for credit losses is attributable to mortgage warehouse lines.

Sierra Bancorp Financial Results

July 22, 2024

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 47th year of operations.

Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California. In 2024, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; changes in laws, rules, regulations, or interpretations to which the Company is subject; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance, the Company's ability to attract and retain skilled employees, customers' service expectations; cyber security risks: the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect stock price; changes to valuations of the Company’s assets and liabilities including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; costs related to litigation; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business; and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 22, 2024

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Cash and due from banks	$183,990	$119,244	$78,602	$88,542	$103,483
Investment securities
Available-for-sale, at fair value	716,787	741,789	1,019,201	1,010,377	1,027,538
Held-to-maturity, at amortized cost, net of allowance for credit losses	312,879	316,406	320,057	323,544	328,478
Real estate loans
Residential real estate	396,819	406,443	412,063	418,782	426,608
Commercial real estate	1,316,754	1,327,482	1,328,224	1,334,663	1,317,945
Other construction/land	5,971	6,115	6,256	7,320	16,020
Farmland	80,807	66,133	67,276	90,993	92,728
Total real estate loans	1,800,351	1,806,173	1,813,819	1,851,758	1,853,301
Other commercial	156,650	143,448	156,272	137,407	126,360
Mortgage warehouse lines	274,059	203,561	116,000	107,584	110,617
Consumer loans	3,468	3,682	3,984	4,061	4,113
Gross loans	2,234,528	2,156,864	2,090,075	2,100,810	2,094,391
Deferred loan fees	288	214	309	163	73
Allowance for credit losses on loans	(21,640)	(23,140)	(23,500)	(23,060)	(23,010)
Net loans	2,213,176	2,133,938	2,066,884	2,077,913	2,071,454

Bank premises and equipment	16,007	16,067	16,907	21,926	22,072
Other assets	238,363	225,628	228,148	216,578	209,436
Total assets	$3,681,202	$3,553,072	$3,729,799	$3,738,880	$3,762,461

LIABILITIES AND CAPITAL
Noninterest demand deposits	$986,927	$968,996	$1,020,772	$1,059,878	$1,066,498
Interest-bearing transaction accounts	537,731	532,791	533,947	561,257	584,263
Savings deposits	368,169	378,057	370,806	400,940	415,793
Money market deposits	136,853	134,533	145,591	130,914	124,834
Customer time deposits	566,132	560,979	555,107	551,731	552,371
Wholesale brokered deposits	346,598	271,648	135,000	165,000	175,000
Total deposits	2,942,410	2,847,004	2,761,223	2,869,720	2,918,759

Long-term debt	49,348	49,326	49,304	49,281	49,259
Subordinated debentures	35,749	35,704	35,660	35,615	35,570
Other interest-bearing liabilities	228,003	201,851	467,621	411,865	398,922
Total deposits and interest-bearing liabilities	3,255,510	3,133,885	3,313,808	3,366,481	3,402,510

Allowance for credit losses on unfunded loan commitments	520	540	510	600	750
Other liabilities	75,152	73,553	77,384	62,940	49,609
Total capital	350,020	345,094	338,097	308,859	309,592
Total liabilities and capital	$3,681,202	$3,553,072	$3,729,799	$3,738,880	$3,762,461

Sierra Bancorp Financial Results

July 22, 2024

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	961	1,180	1,399	1,618	1,837
Total intangible assets	$28,318	$28,537	$28,756	$28,975	$29,194

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Nonperforming loans	$6,473	$14,188	$7,985	$781	$1,141
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$6,473	$14,188	$7,985	$781	$1,141

Quarterly net charge offs	$2,422	$457	$3,618	$67	$157

Past due and still accruing (30-89)	$3,172	$1,563	$255	$806	$1,873
Classified loans	$28,829	$34,100	$35,577	$39,958	$37,298

Nonperforming loans / gross loans	0.29%	0.66%	0.38%	0.04%	0.05%
NPA's / loans plus foreclosed assets	0.29%	0.66%	0.38%	0.04%	0.05%
Allowance for credit losses on loans / gross loans	0.97%	1.07%	1.12%	1.10%	1.10%

SELECT PERIOD-END STATISTICS
(Unaudited)
	6/30/2024	3/31/2024	12/31/2023	9/30/2023	6/30/2023
Shareholders' equity / total assets	9.5%	9.7%	9.1%	8.3%	8.2%
Gross loans / deposits	75.9%	75.8%	75.7%	73.2%	71.8%
Noninterest-bearing deposits / total deposits	33.5%	34.0%	37.0%	36.9%	36.5%

Sierra Bancorp Financial Results

July 22, 2024

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the six months ended:
	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Interest income	$43,495	$40,961	$40,875	$84,455	$78,294
Interest expense	13,325	12,244	12,558	25,568	21,845
Net interest income	30,170	28,717	28,317	58,887	56,449

Credit loss expense - loans	921	97	77	1,018	327
Credit loss (benefit) expense - unfunded commitments	(20)	30	(100)	10	(137)
Credit loss benefit - debt securities held-to-maturity	-	-	(47)	-	-
Net interest income after provision	29,269	28,590	28,387	57,859	56,259

Service charges and fees on deposit accounts	6,184	5,726	5,691	11,909	11,071
(Loss) gain on sale of investments	-	(2,883)	351	(2,883)	396
Gain on sale of fixed assets	-	3,799	-	3,799	-
BOLI income	523	1,215	658	1,738	830
Other noninterest income	923	732	1,313	1,656	2,296
Total noninterest income	7,630	8,589	8,013	16,219	14,593

Salaries and benefits	12,029	13,197	12,129	25,226	24,944
Occupancy expense	3,152	3,025	2,438	6,177	4,769
Other noninterest expenses	7,511	8,304	8,401	15,815	16,247
Total noninterest expense	22,692	24,526	22,968	47,218	45,960

Income before taxes	14,207	12,653	13,432	26,860	24,892
Provision for income taxes	3,944	3,323	3,513	7,267	6,222
Net income	$10,263	$9,330	$9,919	$19,593	$18,670

TAX DATA
Tax-exempt muni income	$1,592	$1,989	$2,741	$3,581	$5,555
Interest income - fully tax equivalent	$43,918	$41,490	$41,604	$85,407	$79,771

Sierra Bancorp Financial Results

July 22, 2024

PER SHARE DATA
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Basic earnings per share	$0.72	$0.64	$0.67	$1.36	$1.26
Diluted earnings per share	$0.71	$0.64	$0.67	$1.35	$1.26
Common dividends paid during period	$0.23	$0.23	$0.23	$0.46	$0.46

Weighted average shares outstanding	14,300,267	14,508,468	14,735,568	14,404,368	14,853,052
Weighted average diluted shares	14,381,426	14,553,627	14,754,764	14,467,477	14,875,508

Book value per basic share (EOP)	$24.19	$23.56	$20.90	$24.19	$20.90
Tangible book value per share (EOP) (2)	$22.24	$21.61	$18.93	$22.24	$18.93

Common shares outstanding (EOP)	14,466,873	14,645,298	14,811,736	14,466,873	14,811,736

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2024	3/31/2024	6/30/2023	6/30/2024	6/30/2023
Return on average equity	11.95%	11.09%	13.06%	11.52%	12.30%
Return on average assets	1.14%	1.06%	1.07%	1.10%	1.02%
Net interest margin (tax-equivalent) (1)	3.69%	3.62%	3.39%	3.66%	3.43%
Efficiency ratio (tax-equivalent) (1) (2)	59.15%	65.97%	62.27%	62.51%	63.53%
Net charge-offs / average loans (not annualized)	0.11%	0.02%	0.01%	0.13%	0.02%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 22, 2024

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	6/30/2024	3/31/2024	6/30/2023
Total stockholders' equity	$350,020	$345,094	$309,592
Less: goodwill and other intangible assets	28,318	28,537	29,194
Tangible common equity	$321,702	$316,557	$280,398

Total assets	$3,681,202	$3,553,072	$3,762,461
Less: goodwill and other intangible assets	28,318	28,537	29,194
Tangible assets	$3,652,884	$3,524,535	$3,733,267

Total stockholders' equity (bank only)	$415,210	$401,742	$403,918
Less: goodwill and other intangible assets (bank only)	28,318	28,537	29,194
Tangible common equity (bank only)	$386,892	$373,205	$374,724

Total assets (bank only)	$3,678,508	$3,550,459	$3,762,461
Less: goodwill and other intangible assets (bank only)	28,318	28,537	29,194
Tangible assets (bank only)	$3,650,190	$3,521,922	$3,733,267

Common shares outstanding	14,466,946	14,645,298	14,811,736

Book value per common share (total stockholders' equity / shares outstanding)	$24.19	$23.56	$20.90
Tangible book value per common share (tangible common equity / shares outstanding)	$22.24	$21.61	$18.93
Equity ratio - GAAP (total stockholders' equity / total assets	9.51%	9.71%	8.23%
Tangible common equity ratio (tangible common equity / tangible assets)	8.81%	8.98%	7.51%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	10.60%	10.60%	10.04%

	For the three months ended:
Efficiency Ratio:	6/30/2024	3/31/2024	6/30/2023
Noninterest expense	$22,692	$24,526	$22,968
Divided by:
Net interest income	30,170	28,717	28,317
Tax-equivalent interest income adjustments	423	529	729
Net interest income, adjusted	30,593	29,246	29,046
Noninterest income	7,630	8,589	8,013
Less (loss) gain on sale of securities	-	(2,883)	351
Less gain on sale of fixed assets	-	3,799	-
Less realized gain (loss) on available-for-sale securities	-	66	-
Tax-equivalent noninterest income adjustments	139	323	175
Noninterest income, adjusted	7,769	7,930	7,837
Net interest income plus noninterest income, adjusted	$38,362	$37,176	$36,883
Efficiency Ratio (tax-equivalent)	59.15%	65.97%	62.27%

Sierra Bancorp Financial Results

July 22, 2024

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended June 30,
Noninterest income:	6/30/2024	3/31/2024	6/30/2023	2024	2023
Service charges and fees on deposit accounts	$6,184	$5,726	$5,691	$11,909	$11,071
(Loss) gain on sale of securities available-for-sale	—	(2,883)	351	(2,883)	396
Gain on sale of fixed assets	—	3,799	—	3,799	—
Bank-owned life insurance	523	1,215	658	1,738	830
Other	923	732	1,313	1,656	2,296
Total noninterest income	$7,630	$8,589	$8,013	$16,219	$14,593
As a % of average interest-earning assets (1)	0.92%	1.06%	0.93%	0.99%	0.86%

Noninterest expense:
Salaries and employee benefits	$12,029	$13,197	$12,129	$25,226	$24,944
Occupancy and equipment costs	3,152	3,025	2,438	6,177	4,769
Advertising and marketing costs	338	343	410	680	923
Data processing costs	1,680	1,509	1,536	3,189	3,064
Deposit services costs	2,019	2,133	2,532	4,152	4,555
Loan services costs
Loan processing	89	151	151	240	279
Foreclosed assets	—	—	(33)	—	725
Other operating costs	1,094	926	1,490	2,021	2,479
Professional services costs
Legal & accounting services	714	715	483	1,240	1,129
Director's costs	646	1,254	725	1,899	308
Other professional service	582	809	832	1,582	2,039
Stationery & supply costs	115	148	125	263	265
Sundry & tellers	234	316	150	549	481
Total noninterest expense	$22,692	$24,526	$22,968	$47,218	$45,960
As a % of average interest-earning assets (1)	2.74%	3.04%	2.68%	2.89%	2.72%
Efficiency ratio (tax-equivalent) (2)(3)	59.15%	65.97%	62.27%	62.45%	63.53%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

Sierra Bancorp Financial Results

July 22, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from accounts	$ 43,407	$ 598	5.54%	$ 16,996	$ 243	5.75%	$ 35,236	$ 376	4.28%
Taxable	866,270	12,787	5.94%	893,171	13,303	5.99%	996,117	13,488	5.43%
Non-taxable	199,942	1,592	4.05%	244,997	1,989	4.13%	352,718	2,741	3.95%
Total investments	1,109,619	14,977	5.58%	1,155,164	15,535	5.59%	1,384,071	16,605	5.02%

Loans: (3)
Real estate	1,802,190	20,463	4.57%	1,806,185	20,190	4.50%	1,858,512	20,827	4.49%
Agricultural production	75,825	1,406	7.46%	61,419	1,138	7.45%	28,472	496	6.99%
Commercial	77,224	1,174	6.11%	79,208	1,183	6.01%	82,743	1,179	5.72%
Consumer	3,698	79	8.59%	3,962	80	8.12%	4,339	88	8.13%
Mortgage warehouse lines	261,768	5,382	8.27%	137,421	2,821	8.26%	78,187	1,658	8.51%
Other	2,291	14	2.46%	2,333	14	2.41%	2,483	22	3.55%
Total loans	2,222,996	28,518	5.16%	2,090,528	25,426	4.89%	2,054,736	24,270	4.74%
Total interest-earning assets (4)	3,332,615	43,495	5.30%	3,245,692	40,961	5.14%	3,438,807	40,875	4.85%
Other earning assets	17,058			17,345			16,952
Non-earning assets	286,020			270,786			267,433
Total assets	$ 3,635,693			$ 3,533,823			$ 3,723,192

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 131,510	$ 733	2.24%	$ 137,961	$ 699	2.04%	$ 144,156	$ 190	0.53%
NOW	398,001	148	0.15%	398,639	84	0.08%	454,395	76	0.07%
Savings accounts	371,961	80	0.09%	376,335	73	0.08%	428,222	62	0.06%
Money market	139,507	476	1.37%	137,687	410	1.20%	123,571	72	0.23%
Time deposits	563,526	6,051	4.32%	561,941	6,190	4.43%	540,540	6,022	4.47%
Wholesale brokered deposits	307,995	3,544	4.63%	205,092	2,189	4.29%	178,728	1,521	3.41%
Total interest-bearing deposits	1,912,500	11,032	2.32%	1,817,655	9,645	2.13%	1,869,612	7,943	1.70%
Borrowed funds:
Repurchase agreements	131,478	66	0.20%	112,385	41	0.15%	79,694	65	0.33%
Other borrowings	98,731	1,042	4.24%	119,475	1,372	4.62%	279,633	3,430	4.92%
Long-term debt	49,335	430	3.51%	49,312	431	3.52%	49,247	429	3.49%
Subordinated debentures	35,723	755	8.50%	35,677	755	8.51%	35,547	691	7.80%
Total borrowed funds	315,267	2,293	2.93%	316,849	2,599	3.30%	444,121	4,615	4.17%
Total interest-bearing liabilities	2,227,767	13,325	2.41%	2,134,504	12,244	2.31%	2,313,733	12,558	2.18%
Demand deposits - noninterest-bearing	978,602			990,377			1,050,668
Other liabilities	83,886			70,534			54,139
Shareholders' equity	345,438			338,408			304,652
Total liabilities and shareholders' equity	$ 3,635,693			$ 3,533,823			$ 3,723,192

Interest income/interest-earning assets			5.30%			5.14%			4.85%
Interest expense/interest-earning assets			1.61%			1.52%			1.46%
Net interest income and margin (5)		$ 30,170	3.69%		$ 28,717	3.62%		$ 28,317	3.39%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.3) million and $(0.3) million for the quarters ended June 30, 2024 and 2023, respectively, and $(0.3) million for the quarter ended March 31, 2024.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

July 22, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the six months ended			For the six months ended
	June 30, 2024			June 30, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$30,202	$839	5.57%	$20,357	$446	4.42%
Taxable	879,720	26,090	5.95%	984,150	25,472	5.22%
Non-taxable	222,469	3,581	4.09%	356,999	5,555	3.97%
Total investments	1,132,391	30,510	5.57%	1,361,506	31,473	4.88%

Loans:(3)
Real estate	$1,804,187	$40,653	4.53%	$1,863,783	$40,726	4.41%
Agricultural	68,622	2,544	7.46%	28,251	929	6.63%
Commercial	78,216	2,357	6.06%	76,848	2,172	5.70%
Consumer	3,830	160	8.40%	4,239	176	8.37%
Mortgage warehouse lines	199,595	8,203	8.26%	68,707	2,776	8.15%
Other	2,312	28	2.44%	2,474	42	3.42%
Total loans	2,156,762	53,945	5.03%	2,044,302	46,821	4.62%
Total interest-earning assets (4)	3,289,153	84,455	5.22%	3,405,808	78,294	4.72%
Other earning assets	17,202			16,336
Non-earning assets	278,403			269,950
Total assets	$3,584,758			$3,692,094

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$134,736	$1,431	2.14%	$147,131	$319	0.44%
NOW	398,320	232	0.12%	468,939	147	0.06%
Savings accounts	374,148	153	0.08%	442,826	127	0.06%
Money market	138,597	886	1.29%	129,470	96	0.15%
Time deposits	562,733	12,241	4.37%	501,096	10,528	4.24%
Brokered deposits	256,543	5,733	4.49%	170,688	2,726	3.22%
Total interest-bearing deposits	1,865,077	20,676	2.23%	1,860,150	13,943	1.51%
Borrowed funds:
Repurchase agreements	121,932	106	0.17%	91,495	146	0.08%
Other borrowings	109,103	2,415	4.45%	228,463	5,541	4.89%
Long-term debt	49,324	861	3.51%	49,235	857	3.51%
Subordinated debentures	35,700	1,510	8.51%	35,523	1,358	7.71%
Total borrowed funds	316,059	4,892	3.11%	404,716	7,902	5.09%
Total interest-bearing liabilities	2,181,136	25,568	2.36%	2,264,866	21,845	1.95%
Demand deposits - noninterest-bearing	984,489			1,060,666
Other liabilities	77,210			60,351
Shareholders' equity	341,923			306,211
Total liabilities and shareholders' equity	$3,584,758			$3,692,094

Interest income/interest-earning assets			5.22%			4.72%
Interest expense/interest-earning assets			1.56%			1.29%
Net interest income and margin(5)		$58,887	3.66%		$56,449	3.43%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective federal tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.7) million and $(0.4) million for the six months ended June 30, 2024 and 2023, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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